EXHIBIT 99.1
                                                                ------------
                         Questar Assessment, Inc.
                          4 Hardscrabble Heights
                         Brewster, NY  10509-0382


For further Information:

At Questar Assessment:                  At The Investor Relations Company:
Andrew L. Simon, Chairman & CEO         Tad Gage or Jacob Eisen
845-277-8100                            (312) 245-2700
asimon@questarai.com                    tgage@tirc.com or jeisen@tirc.com

FOR IMMEDIATE RELEASE

     QUESTAR ASSESSMENT REPORTS RESULTS FOR FISCAL 2008 FIRST QUARTER

        *  Seasonally Slow Quarter Revenues $4.9 Million versus
           $9.6 Million Year Ago
        *  Net loss $1,656,371 versus $444,433 a Year Ago
        * Decreases Due to Previously Announced End of Contracts at Acquired Company
        *  Current Backlog Contract Value Exceeds $100 million

Brewster, New York, April 2, 2008 - Questar Assessment, Inc. (OTCBB: QUSA) today reported decreases in revenue and EBITDA* (earnings before interest, taxes, depreciation and amortization) and an increase in the net loss for its three months ended January 31, 2008 compared to the three months ended January 31, 2007.

Revenues were down in this seasonally slow period 48% to $4.9 million from $9.6 million in the comparable period a year earlier. The company said the decrease was mainly due to the conclusion of two large contracts acquired with Questar Educational Systems, Inc. in fiscal 2006. The company reiterated it had known about and planned for the conclusion of these contracts by aggressively engaging its business development activities. It said it has been successful in acquiring new contracts but the significant revenue generated from the two concluded contracts make it difficult in the near term to compare positively over fiscal 2007's quarterly or last year's annual results in terms of revenue, net income or EBITDA.

The company reported a net loss for the first quarter of $1,656,371, or 33 cents per basic and diluted share, on 5,021,935 shares outstanding compared to a net loss of $444,433, or nine cents per basic and diluted share, on 4,866,850 shares in the year ago first quarter. EBITDA for the current period was a negative $1,695,682 compared to a positive $442,248 a year earlier.

    * - EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S. or by GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or a measure of liquidity.


"Fiscal 2008, as we have previously elaborated, is a challenging year for us
in terms of comparing financial results to last year's.   We have known since
we acquired Questar Educational Systems in fiscal 2006 that certain large contracts would conclude or had a minimal chance of renewal. This revenue falloff has been expected, thus, we have been working aggressively since the first day after the acquisition to replace those contracts," said Andrew L. Simon, Chairman and CEO.

"We have had a good deal of success in adding new contracts to our project portfolio but the relative total dollar amount will not be enough in the short term to offset the falloff. Understanding that fiscal 2008 would be challenging in terms of comparative revenue, we also focused efforts on ensuring that overhead and non-project related expenses would be as streamlined as possible. We have tasked all parts of the organization to leverage our larger company in terms of operating resources and personnel. Although some of these savings are and will be evident in fiscal 2008, they will have a greater impact as we rebuild our revenue stream. We should witness positive net operating margin leverage in future periods."

GROSS MARGINS / OVERHEAD COSTS
------------------------------

"Gross margins for the current period were 43% versus 46% a year earlier," Simon reported. "Gross margins will vary as our project mix changes. I anticipate future gross margins to remain at about the same levels, although as we win larger projects the margin percentage may decrease. However, we should be able to leverage lower gross margins more effectively. For example, in our first quarter, selling and administrative costs were in total dollars less than we spent in the same period last year. This cost reduction is a function of aggressively pursuing, and ensuring, that we are performing as a fully integrated company and have leveraged all assets throughout the organization. Further, we expect fiscal 2008 overhead costs, in terms of absolute dollars, to be relatively flat to maybe slightly lower when compared to fiscal 2007. We have existing capacity that can be leveraged over new incremental project work in our busier times of the year now upon us," Simon stated.

ADDITIONAL COMMENTS
-------------------

"The highest priority in our company is business development. There are clear signs we have made significant headway in winning new contracts and selling into state administrations at which we previously did not have business. We now have a backlog exceeding $100 million, over $75 million added in the last 12 months.

"Over the past year, every proposal we have submitted has been well received in terms of the technical grades assigned for our personnel, experience and organizational capabilities. Technical capability grading in proposals is a key metric we watch closely. It indicates we are part of only a small group of service providers in the large scale assessment industry who can deliver both technical capabilities and high customer service," explained Simon.

"We know the Questar Educational Systems acquisition was a great strategic move for us. It gave us the infrastructure which has allowed the organization to bid on larger and more diverse proposals and in a reasonable timeframe we will be able to surpass prior year revenue streams," the chief executive concluded.

CONFERENCE CALL Friday, April 4, 2008 at 10:00 a.m. EDT
Management will host a conference call this morning to discuss fiscal 2008 first quarter results. The call is scheduled to begin at 10:00 a.m. EDT. Participants may dial: 1-877-407-4018 for the live call or toll/international 1-201-689-8471. The call will also be web cast live and archived for three months. The web cast can be accessed at:
http://viavid.net/dce.aspx?sid=00004CEE.


ABOUT QUESTAR ASSESSMENT, INC. (formerly TASA)
Questar Assessment, Inc. headquartered in Brewster, N.Y., offers a comprehensive suite of educational assessment solutions to states, schools, school districts and to third parties. As one of the nation's leading providers, Questar provides products and services that range from test design, development, calibration, and psychometric services through print production, distribution, scanning, scoring, reporting, and data analysis services. To meet the requirements in electronic assessment, Questar offers on-line testing services to schools and educational entities in the K-12 market as well as customized assessment engines for curriculum providers. For more information, visit the company's new website at www.questarai.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.

                        Financial Tables to Follow

                 QUESTAR ASSESSMENT, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED BALANCE SHEETS


                                            January 31, 2008    October 31, 2007
                                            ----------------    ----------------
                                               (Unaudited)
                                               -----------

ASSETS
------
Current assets:
Cash and cash equivalents                     $ 1,643,828         $ 2,413,121
Restricted cash                                    23,227              23,455
Accounts receivable, net of allowance
 for doubtful accounts of $33,000               4,775,632           6,254,095
Inventories                                       367,598             319,524
Prepaid expenses and other current assets       1,016,778             652,486
Deferred income taxes                             685,715             269,010

Total current assets                            8,512,778           9,931,691

Property and equipment                          3,276,808           3,483,049

Other assets:
Test passage bank and test development          2,460,890           2,509,631
Non-competition covenants                         184,134             210,439
Customer contracts                              1,141,121           1,299,216
Goodwill                                       13,199,084          13,199,084
Deferred income taxes                           1,749,103           1,064,532
Deferred financing costs and other assets         263,534             282,326
                                              -----------         -----------

Total assets                                  $30,787,452         $31,979,968
                                              ===========         ===========

                 QUESTAR ASSESSMENT, INC. AND SUBSIDIARIES

                                            January 31, 2008    October 31, 2007
                                            ----------------    ----------------
                                               (Unaudited)
                                               -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Current maturities of long-term debt         $ 1,853,266        $ 1,848,187
  Accounts payable                               1,065,587            947,657
  Accrued expenses                               1,741,108          2,465,743
  Billings in excess of costs                      961,747                 --
  Deferred gain on sale of building -
    current portion                                125,438            125,438
                                               -----------        -----------

      Total current liabilities                  5,747,146          5,387,025

Long-term debt, less current maturities         10,093,648         10,557,625
Interest rate swap agreement                       283,307             73,382
Other                                              213,299                 --
Deferred gain on sale of building, net
  of current portion                               554,019            585,379
                                               -----------        -----------

      Total liabilities                         16,891,419         16,603,411
                                               -----------        -----------

Commitments and contingencies

Stockholders' equity:
 Preferred stock, $.0001 par value,
   5,000,000 shares authorized;
   1,888,888 shares issued and
   outstanding                                         189                189
 Common stock, $.0001 par value,
   20,000,000 shares authorized;
   - 3,133,046 and 3,084,443 shares
   issued and outstanding, respectively                313                308
 Additional paid-in capital                     15,809,649         15,502,129
 Accumulated deficit                            (1,914,118)          (126,069)
                                               -----------        -----------

      Total stockholders' equity                13,896,033         15,376,557
                                               -----------        -----------

Total liabilities and stockholders' equity     $30,787,452        $31,979,968
                                               ===========        ===========

                 QUESTAR ASSESSMENT, INC. AND SUBSIDIARIES


                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                THREE MONTHS ENDED JANUARY 31, 2008 and 2007
                                (Unaudited)



                                                     2008              2007
                                                     ----              ----


Net revenue earned                               $ 4,940,928        $9,592,013

Cost of goods sold                                 2,819,935         5,203,142
                                                 -----------        ----------

Gross profit                                       2,120,993         4,388,871
                                                 -----------        ----------

Operating expenses:
  Selling                                            532,465           581,959
  Depreciation and amortization                      481,190           928,591
  General and administrative                       3,401,538         3,440,105
                                                 -----------        ----------

Total operating expenses                           4,415,193         4,950,655
                                                 -----------        ----------

Loss from operations                              (2,294,200)         (561,784)

Other income (expense):
  Deferred gain realized on
   leaseback of building                              31,360            31,359
  Gain on sale of assets                                  --            32,637
  Interest income                                      9,305               369
  Interest expense                                  (437,923)         (242,107)
                                                 -----------        ----------

Loss before income tax benefit                    (2,691,458)         (739,526)

Income tax benefit                                (1,035,087)         (283,669)
                                                 -----------        ----------

Net loss                                         $(1,656,371)       $ (455,857)
                                                 ===========        ==========

Weighted average number of common
and convertible preferred shares
outstanding:
  Basic and diluted                                5,021,935         4,866,850


Net loss per common share:
  Basic and diluted                              $     (.33)        $     (.09)








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